Exhibit 10.10
HYDROGEN ON-SITE SUPPLY AGREEMENT
This Hydrogen On-Site supply Agreement (“Agreement”) is entered into as of the 10th day of December, 2010 (the “Effective Date”) by and between Matheson Tri-Gas, Inc. (“Seller”) and KIOR, Inc. (“Buyer”).
RECITALS
WHEREAS, Buyer has requirements for gaseous hydrogen meeting specifications herein provided (“Product”) at its facility located on Industrial Park Access Road in Columbus, Mississippi (“Buyer’s Facility”) and desires to purchase such requirements of Product from Seller;
WHEREAS, in order for Buyer to receive such Product requirements from Seller, it will be necessary for Seller to install a hydrogen producing plant (“Seller’s Facility”) located on the Buyer’s Facility with Buyer’s connection point located at the Buyer’s Facility and within Buyer’s property limits;
WHEREAS, Seller and Buyer have agreed that Seller will pay the cost of installation, operation and maintenance of Seller’s Facility; and
WHEREAS, Seller is willing to furnish delivered Product to Buyer from Seller’s Facility for the purposes aforesaid, and Buyer is willing to purchase such Product from Seller.
NOW THEREFORE, for and in consideration of the mutual covenants and premises contained herein, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound hereby, Buyer and Seller agree as follows:
DEFINITIONS:
In all interpretations of this agreement, the following definitions shall govern:
“HYDROGEN” means GASEOUS HYDROGEN.
“SCF” means standard cubic feet of a gas at a temperature of 70 degrees Fahrenheit and a pressure of 14.7 PSIA (defined below).
“SCFH” means standard cubic feet per hour of a gas at temperature of 70° Fahrenheit and a pressure of 14.7 PSIA (defined below).
“MMSCFD” means million standard cubic feet per day of a gas at temperature of 70° Fahrenheit and a pressure of 14.7 PSIA (defined below).
“PSIA” means pounds per square inch absolute.
“PSIG” means pounds per square inch gauge.
“SELLER’S PLANT SITE” means a parcel of land and equipment foundations located on the Buyer’s Facility (defined below), designated by the Buyer and accepted by the seller. The Seller’s Plant Site shall be occupied exclusively by the Seller for the installation, operation and maintenance of the Seller’s Facility (defined below) without cost for such occupancy until the Seller’s Facility is removed in accordance with terms hereinafter provided.

“SELLER’S FACILITY” means a Product (defined below) producing plant and related facilities having the production capabilities or capacities stated in Appendix A attached hereto and made a part hereof, which shall be leased, maintained and operated by Seller on the Seller’s Plant Site.
“PRODUCT” means a gas conforming to the product specifications set forth in Appendix C.
“BUYER’S FACILITY” means Buyer’s facility in Columbus, Mississippi or any location to which the operations may subsequently be moved during the term of this Agreement, on which is located BUYER’S manufacturing facilities.
“POINT OF CONNECTION” means a point at which Seller’s facility connects with the Buyer’s Product pipeline and utility supplies as set forth in Appendix B.
“COMMENCEMENT DATE” shall be the date of successful completion of the Performance Test except as otherwise provided for in Section 2(a) of this Agreement.
“CONTRACT PERIOD” shall mean the period beginning on the date of commercial operation of Seller’s Facility and continuing for a period of fifteen (15) years (the “Initial Term”),
TERMS AND CONDITIONS
1.	Sellers Facility

(a)	So long as Buyer is not in breach of this Agreement, seller will proceed with and perform, in a commercially reasonable manner, all work reasonably necessary to have fabricated and installed, at Seller’s expense, the Seller’s Facility, including interconnecting piping up to the Point of Connection. The Seller’s Facility shall be constructed in conformity with applicable industry construction standards.

(b)	The Buyer shall make available to the Seller, by the date specified in Appendix A, the Seller’s Plant Site. The Buyer shall provide notice to the Seller when the Seller’s Plant Site is available. The Seller shall have the right to inspect the Seller’s Plant site within ten (10) days of said notice. The Buyer shall advise the Seller of any unsuitable conditions in existence at the time of the inspection within three (3) days, otherwise the Seller shall be deemed to have waived its objections to such conditions.

(c)	If the Seller’s Plant Site is or becomes unsuitable or unavailable upon the date set forth herein, or the construction of the Seller’s Facility is halted or unreasonably delayed, Buyer shall act as expeditiously as possible to alleviate or remediate the condition or, in the alternative, to select and secure an alternate site that is suitable for the construction and operation of the Seller’s Facility. Buyer shall bear all reasonable and incremental costs incurred by the Seller as a result of such alleviation, remediation or change in location, including by not limited to the costs of any essential redesign of the Seller’s Facility, additional supplies, equipment, pipelines, utilities or land improvements. Seller shall cooperate with the Buyer and shall consult with the Buyer in advance regarding any such additional and incremental costs.

(d)	The Buyer will ensure, at its sole cost, that the Seller’s Plant Site is be in compliance with applicable laws, rules and regulations, including but not limited to environmental laws. In no event shall the Seller be responsible for any environmental condition existing at the Seller’s Plant Site at the time the Seller takes occupancy thereof, nor any contamination occurring thereafter unless such contamination can be shown to be caused by the Seller’s operations. The site shall be level and cleared, have a minimum soil load bearing capacity of 2,500 pounds per square foot, and be free of all overhead and underground obstructions whether natural or otherwise. Buyer shall provide all licenses, permits and site drawings required in connection with the installation and operation of the Seller’s Facility at its sole cost.

(e)	The Buyer shall provide all equipment foundations in accordance with the Seller’s specifications and shall maintain all of the foregoing in good repair and safe operating condition. Buyer shall provide, at its sole cost, all underground and surface testing and analysis of the Seller’s Plant Site and other site preparation work, including but not limited to fill material, site drainage and final grading necessary for the construction and installation of the equipment foundations. Buyer shall provide notice to Seller when such site preparation work and installation of foundations has been completed.

(f)	The Buyer shall provide, at its sole expense, all permits and licenses required by law for the installation and operation of the seller’s Facility. The Seller shall provide data and assistance as required by the Buyer to obtain said permits and licenses upon request.

(g)	The Buyer shall, without cost to Seller, provide at the Seller’s Plant Site sufficient quantities of the items stated in Appendix C as maybe required for the construction and operation of the Seller’s Facility.

(h)	The Buyer will ensure the Seller has unimpeded access to the Seller’s Plant Site, including its designated subcontractors and any associated equipment required for the installation, repair, operation and maintenance of the Seller’s Facility. Seller shall ensure that its employees, agents and subcontractors comply with all relevant and reasonable Buyer policies provided to Seller regarding safety, conduct and use while on Buyer’s premises.

(i)	The Seller shall proceed to construct, install and commission the Seller’s Facility on the Seller’s Plant Site. Seller shall make every commercially reasonable effort to complete the installation by the date specified in Appendix A. Seller’s obligations to perform hereunder shall be subject to the Buyer’s performance in full of its obligations hereunder, including but not limited to provision of the Seller’s Plant site by the date set forth in Section 1(b).

(j)	The Seller’s Facility is not intended to be or to become a fixture of or otherwise part of the Seller’s Plant Site or of any other property owned by the Buyer or by any third party notwithstanding the manner in which the facilities, or any part thereof, are installed or affixed, but said facilities are intended to remain the property of the Seller at all times.

(k)	The Seller shall be entitled to subcontract any or all of the installation of the Seller’s Facility as it deems appropriate.

(l)	Seller shall comply with all applicable laws, including all notice and record-keeping requirements, and during construction and maintenance of the Seller’s Facility and shall take such other reasonable actions for the safety and the protection of persons and property. Seller shall immediately notify Buyer of any injury or damage to persons or property, which may occur on Buyer’s property during Seller’s construction, operation or maintenance of the Seller’s Facility.

(m)	Buyer will own foundations and underground installations throughout the Contract Period. The Seller’s Facility (excluding foundations and underground installations) will remain the property of the Seller during the Contract Period. Seller shall be allowed to keep the Seller’s Facility in place at Buyer’s Facility until Buyer requires the Seller’s Facility to be removed or if the Seller has a use for the Seller’s Facility at another location. Seller shall have not less than twelve (12) months after any notice of expiration or termination of this Agreement to remove the Seller’s Facility from the Seller’s Plant Site. Seller shall have no obligation to remove any foundations or other underground installations and upon the said removal any such underground installations shall become the property of the Buyer. If the Seller fails to remove the Seller’s Facility within twelve (12) months after termination of this Agreement, then the Buyer may, at its sole option, either (i) remove the Seller’s Facility at the Seller’s expense or (ii) the Seller’s Facility shall become the property of the Buyer without further compensation to the Seller.

(n)	Seller shall own, operate, maintain and repair the Seller’s Facility up to the Point of Connection, at seller’s sole risk and expense, in good condition and repair and in accordance with its best operating practices.

(o)	Seller shall have available for sale and supply hereunder a supply of Product from Seller’s Facility in accordance with the provisions of Section 1(p) to meet Buyer’s requirements for Product at Buyer’s Facility for the prices provided in Appendix D herein.

(p)	Seller shall guarantee 340 days “On-Stream Availability” directly from the Seller’s Facility during each Contract Year. “On-Stream Availability” shall mean the availability of Product through the pipeline at the Hydrogen Gas Delivery Rate. The remaining 25 days shall cover periods in which Seller performs maintenance or repairs to the Seller’s Facility and related equipment (“Permitted Downtime”). The calculation of the above On-Stream Availability guarantee shall not include any period in which the Product availability from Seller’s Facility is limited or affected by Buyer’s act(s) or omission(s) (including, without limitation, Buyer’s temporary shut-down of the Buyer’s Facility, failure of any of Buyer’s equipment) or by any Force Majeure Event. This guarantee of product availability from Seller’s Facility shall be limited to requiring Seller to deliver Product through the Pipeline as provided in Section 6(a). Seller shall provide Buyer with at least two (2) weeks notice of scheduled shutdowns or turnarounds to allow the Buyer to make production adjustments or obtain alternate supplies of Product as necessary.

(q)	In the event of any interruption in delivery of Hydrogen by Buyer from Seller which interruption is caused by events or circumstances set forth in Section 14 below (Force Majeure), the Initial Term of this Agreement shall be extended for a period of time equal to the duration of such interruption.

(r)	In the event that the pressure, flow rate or composition of the natural gas feedstock does not meet the specifications set forth in
Appendix C, and in the reasonable opinion of the Seller the operation of the Seller’s Facility may be damaged or Seller’s ability to meet the Product specifications may be impaired as a result of such condition, Seller shall promptly notify Buyer. Buyer shall, either (i) correct the condition or (ii) agree to reimburse Seller for the reasonable cost of additions of modifications to the Seller’s Facility which Seller deems reasonably necessary to compensate for the condition.

2.	Contract Period

(a)	When the Seller’s Facility is ready for commercial operation, Seller shall so notify Buyer in writing. Performance of the Seller’s Facility shall be demonstrated within ten (10) days of the notice by means of a test (“Performance Test”). The Performance Test shall be of twenty-four (24) hours duration from an organized start. The arithmetic mean of measurements taken during the test, including tolerances and Product variations as described in Appendix C, shall be regarded as the achieved performance of the Seller’s Facility. The Performance Test shall be uninterrupted for the specified duration unless Seller or Buyer order it to be stopped because either (i) Buyer is satisfied that performance has been demonstrated in a shorter period of time or (ii) its continuance would endanger personnel or cause damage to equipment. Buyer shall provide all utilities and consumables for the Performance Test as set forth in Appendix C. In the event that the Performance Test is successfully completed prior to December 31, 2011 and the Buyer elects to postpone the commercial delivery of Product, the parties agree that the Commencement Date shall be postponed until the earlier of December 31, 2011 or the first date of commercial delivery.

(b)	As used herein, the term “Contract Period” shall mean the period beginning on the Commencement Date and continuing for a period of fifteen (15) years (the “Initial Term”), unless terminated earlier as provided in this Agreement.

(c)	This Agreement shall be renewed each year for additional periods of one (1) year (each an “Additional Term”) following the completion of the Initial Term unless either party notifies the other of its intention not to renew at least one (1) year prior to the expiration of the Initial Term or then-

current Additional Term, as applicable, or unless terminated earlier as provided in this Agreement.

(d)	The Initial Term and any Additional Term(s) are hereinafter referred to as the “Contract Period”. As used herein, the term “Contract Year” shall mean each twelve month period beginning with the Commencement Date and each anniversary thereof during the Contract Period, including the period, if any, between the end of a Contract Year and the end of the Contract Period.

3.	Delivery

(a)	Seller shall deliver Product to Buyer at the Point of Connection as stated in Appendix B.

(b)	Title and risk of loss regarding the Product shall pass to Buyer upon delivery to Buyer’s Point of Connection.

4.	Specification

(a)	All Product delivered by Seller shall substantially conform in all material respects to the specifications in Appendix C.

5.	Measurement

(a)	Seller shall install, operate and maintain, at Seller’s expense, such metering as may be necessary hereunder. Buyer shall have access to and be permitted to observe such measuring equipment (the “Equipment”) at all reasonable times; however, reading, calibrations, and adjustments thereof shall be performed by Seller. Seller shall make periodic tests as recommended by the manufacturer of the meters not less often than annually. Seller shall give Buyer reasonable advance notice of such metering tests and Buyer shall have the right to be present and to witness such tests. Buyer shall have the right to challenge the accuracy of such Equipment and, when challenged, the Equipment shall be tested for accuracy by a third party in the presence of Buyer’s representatives. Costs of all such third party tests shall be borne by the party requesting the test except when any item of Equipment is found to be inaccurate by more than two percent (2%), in which case such costs shall be borne by Seller. The records of readings and tests for the Equipment shall remain the property of Seller. Within a reasonable time following the request of Buyer, Seller shall permit Buyer to review such records, together with calculations therefrom, for Buyer’s inspection and verification, as well as reproduction of such records at Buyer’s expense if Buyer so desires, subject to return of the original records to Seller within thirty (30) days from receipt thereof. Seller shall keep original records on file for a period of five (5) years from the date of their origination.

6.	Quantity

(a)	Seller shall supply Product at reasonably uniform rates of flow in accordance with the requirement established in Appendix C.

(b)	If Buyer has a requirement or increases its requirement for Product in excess of the Hydrogen Gas Delivery Rate, Seller will sell and deliver such additional requirement or part thereof if available from Seller’s Facility.

7.	Price

(a)	For each month of the Supply Period, Seller shall invoice Buyer and Buyer shall pay Seller in accordance with the pricing schedule set forth in Appendix D. This price shall be subject to the adjustment as provided for in Section 9(a) below.

8.	Terms of Payment

(a)	All payments due Seller hereunder shall be made to Seller at the location indicated on Seller’s invoice. Subsequent to the delivery of Product for the period reflected in the invoice, Seller’s invoices shall be payable by Buyer within fifteen (15) days from the date of the invoice. Seller reserves the right to add a monthly service charge at a rate of three (3%) percent higher than the prime rate published in the Wall Street Journal that month, or the maximum rate permitted by law, whichever is greater, for invoices or portions thereof which are past due and for each month thereafter until paid in full. In addition to all other rights, in the event of a delinquent balance for services rendered, Seller shall have the right to take appropriate legal action.

9.	Price Adjustment

(a)	The Monthly Facility Charge set forth in Appendix D may be adjusted semi-annually as follows:
                    MFCnew = MFCbase * ( PPInew / PPlbase)
Where:
MFCnew = New Monthly Facility Charge.
MFCbase = Base Monthly Facility Charge = $172,758
PPInew = rolling average of the latest available twelve months of data reported by the U.S. Department of Labor’s Bureau of Labor Statistics for the Producer Price Index— Commodities “Finished goods less food and energy” (Series ID: WPUSOP3500)
PPIbase = Year 2011 annual average for the Producer Price Index — Commodities “Finished goods less food and energy” (Series ID: WPUSOP3500).
(b)	Bureau of Labor Statistics data used herein will not be seasonally adjusted. No preliminary data will be used in these calculations, only the latest available adjusted indices. In the event any index is discontinued during the term of this Agreement, the successor index will be substituted. If a successor index is not available, the next available higher level series index will be substituted.

10.	Indemnity

(a)	Subject to the limitations contained in Section 11 and 12 hereof and in Appendix D, each party agrees to indemnify the other and hold it harmless from and against any and all claims, orders, demands, causes of action, actions by government authorities, costs, expenses, losses, damages, and liabilities of any kind (including expert witness and reasonable attorney fees) to the extent caused by the negligence or willful misconduct of that party or any of its servants, agents, employees or subcontractors. Buyer shall hold Seller harmless from and against all claims and liens on or affecting the Seller’s Facility or any part thereof, connected with their being located on the Seller’s Plant Site, except to the extent that the same were created by Seller or result primarily from any act on the part of the Seller.

11.	Warranties

(a)	Seller warrants that the Product delivered to Buyer shall comply with the applicable Compressed Gas Association standards in addition to the specifications set forth in Section 4. If any Product shall not be as warranted, Buyer’s sole and exclusive remedy shall be to reject the nonconforming Product and require Seller to replace said Product at no cost to Buyer. Failure of Buyer to give notice to Seller of a claim based on the Product delivered hereunder within fifteen (15) days from receipt of the Product in question shall constitute a waiver by Buyer of all claims with respect to such Product. OTHER THAN THE WARRANTIES SET FORTH ABOVE, SELLER MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING BUT

NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12.	Limitations Of Liability

(a)	Buyer acknowledges that it understands that there are hazards associated with the nature of the Product, Seller’s Facility, use, and storage of the Product and that Buyer will warn, protect, and train, as appropriate, all persons who come to or are located at Buyer’s Facility who may become exposed to those hazards. Upon delivery by Seller of the Product to the Point of Connection, Buyer assumes all liability for loss, damage, or injury to persons or to property of Buyer or others arising out of the presence or use of the Product at Buyer’s Facility or in Buyer’s operations, whether used singly or in combination with other substances; provided that, subject to the limitations contained in the following paragraph, Seller shall be responsible for injury to persons to the extent solely and directly caused by the gross negligence or willful misconduct of Seller, its agents, employees and subcontractors.

(b)	Buyer also acknowledges that Seller has provided Buyer with all relevant Material Safety Data Sheet(s). Seller will provide additional Material Safety Data Sheets upon request. Buyer is aware that OSHA regulations may require Buyer to develop and implement a written chemical hazard communications program for Buyer’s employees with respect to the Product. Buyer understands that the Product(s) must not be used without first consulting the Material Safety Data Sheet(s). Buyer shall insure that all employees, customers, and persons who might become exposed to the Product receive copies of the Material Safety Data Sheet(s).

(c)	Neither party shall be liable to the other for special, indirect, punitive or consequential damages however relating to or arising out this Agreement, which shall include but not be limited to any such liability flowing from an action in tort contract or strict liability even if the party was made aware of the possibility of any such damages occurring. Seller shall not be liable to Buyer for any loss or damage to the Buyer’s property which may occur because of the performance of this Agreement, regardless of which party may be negligent.

(d)	Without in any way limiting Seller’s liability hereunder, Seller shall procure and maintain the following insurance coverage, and with form and underwriters satisfactory to Buyer. Seller provide an original insurance certificate , confirming the required coverage , and containing the additional insured and waiver of subrogation endorsements set forth below, prior to commencing any construction and operation hereunder:
(I)	Workers’ Compensation Insurance as prescribed by applicable law.

(II)	Employer’s General Liability Insurance. The limits of liability as prescribed by applicable law or if not prescribed by applicable law not less than $1,000,000 per occurrence.

(III)	Comprehensive General Liability (Bodily Injury and property damage), Insurance including the following supplementary coverage: (i) Contractual Liability to cover liability assumed in this agreement, (ii) Product and Completed Operations Liability Insurance, (iii) Broad Form Property Damage Liability Insurance, and (iv) explosion, collapse, and underground hazards. The limit of liability for such insurance shall not be less than $1,000,000 per occurance for Bodily Injury and $1,000,000 per occurance for Property Damage. If a combined Single Limit is provided total coverage shall not be less than $2,000,000.

(IV)	Automobile Bodily Injury and Property Damage Liability Insurance. Such insurance shall extend to owned, non-owned, and hired automobiles used in the performance of this Agreement. The limits of liability of such insurance shall be not less than
$1,000,000 per

occurance for Bodily injury and $1,000,000 per occurance for Property Damage. If a Combined Single Limit is provided, total coverage shall be not less than $2,000,000.
The above insurance shall include a requirement that the insurer provide Buyer with thirty (30) days written notice prior to the effective date of any cancellation or material change of the insurance. The insurance specified in (1) above shall (1) name Buyer and Buyer lndemnitiees as additional insured’s to the extent required to provide coverage for the obligations entered into herein, (2) contain waivers of subrogation in favor of Buyer and Buyer Indemnities, and (3) an assignment of statutory lien to Buyer, if applicable. The insurance specified in (II), (111), (IV) above shall (i) contain waivers of subrogation in favor of Buyer and Buyer Indemnities; and (ii) provide that insurance is primary coverage with respect to Seller’s operation there under.
13.	Taxes

(a)	Seller shall bear and pay all Federal, state and local taxes based upon or measured by its net income, and all franchise taxes based upon its corporate existence or its general corporate right to transact business.

(b)	Any other tax, howsoever denominated and measured, imposed upon the sale, use or consumption of Product or any ad valorem taxes imposed upon the real property, equipment or machinery of the Seller’s Facility shall be paid directly by Seller, and invoiced to Buyer as a separate item and paid by Buyer to Seller.

(c)	At Buyer’s expense, Buyer reserves the right to seek any exemption from taxes with any governmental authority that so imposes the taxes and Seller will, at Buyer’s sole expense, assist Buyer in its effort to obtain relief from such taxes.

14.	Force Majeure

(a)	Except with regard to the duty to pay money under this Agreement, neither party hereto shall be considered in default in the performance of its respective obligations hereunder, nor be liable in damages or otherwise for any failure or delay in performance which is due to general strike, lockout, concerted act of workers or other industrial disturbance, extraordinary breakdown in machinery or equipment (unless caused by the failure to operate or maintain the Seller’s Facility in accordance with generally accepted industry procedures given the normal operating history of plants of a similar size and type), fire, windstorm, explosion, flood or other natural catastrophe, civil disturbance, riot or armed conflict, whether declared or undeclared, failure to be supplied, curtailment, shortage, rationing, allocation or failure of normal sources of supply of labor, materials, transportation, energy, feedstock or utilities, accident, Act of God, sufferance of or voluntary compliance with act of government and government regulation (whether or not valid), embargo, or due to any other cause or categories of causes described above and which is beyond the reasonable control of the party affected (each a “Force Majeure Event”). Buyer may purchase all or any portion of its requirements from another supplier during any period in which Seller is unable to supply Product.

(b)	Neither party hereto shall be required to make any concession or grant any demand or request to bring to an end any strike or other concerted act of workmen.

(c)	The party affected by a Force Majeure Event described in Section 14(a) shall, promptly upon learning of such event and ascertaining that it has affected or will affect its performance hereunder, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

(d)	The affected party shall use all commercially reasonable efforts to alleviate the event promptly. Within fifteen (15) days of having knowledge of cessation of the Force Majeure Event, the party asserting it shall notify the other of cessation of the same.

15.	Termination

(a)	This Agreement may be terminated, subject to the provisions of Appendix D, by either party, during the Contract Period, on account of any material default of the other party in carrying out the terms hereof; provided, that if the party so in default shall, within thirty (30) days after receipt of written notice thereof from the other party, cure such default, or if the cure will take longer than (30) days, the party in default shall begin to cure and diligently complete the cure within sixty (60) days after receipt of written notice, then the right of termination shall be nullified and of no effect. Such termination shall be effective as of the date stated in such notice, which date shall not be less than thirty (30) days nor more than two (2) months from the date of such notice.

(b)	Should Seller default in carrying out the material terms of this Agreement (subject to the provisions for cure provided in Section 15(a) hereof) or should a petition be brought by or against Seller under any present or future bankruptcy or insolvency laws seeking any reorganization, arrangement or similar relief with respect to Seller and such is not disposed of within ninety (90) days from the filing thereof, or if Seller shall make any assignment for the benefit for creditors, or if a receiver is appointed for Seller and not dismissed within ninety (90) days from appointment, then at Buyer’s option, which must be exercised by written notice, the provisions in this Agreement pertaining to the supply and purchase of, and payment for Product shall be suspended and this Agreement may be terminated subject to the provisions of Appendix D.

(c)	The expiration, termination or cancellation of this Agreement shall not relieve either party to this Agreement from any obligation or liability incurred by such party prior to the expiration, termination or cancellation of this Agreement. The obligations assumed under Sections 10, 11, 12, and 13 shall survive termination of this Agreement.

16.	Assignment

(a)	This Agreement may be assigned to a wholly owned subsidiary or to a successor as a result of consolidation or merger or to a purchaser of substantially all of the business and assets of either of the parties, but this Agreement shall not otherwise be assignable or transferable by either Buyer or Seller without the written consent of the other (each such consent not to be unreasonable withheld or delayed) and any attempted assignment or transfer without such consent shall be void. All covenants and provisions of this Agreement by and for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns as permitted by the provisions of this Section.

17.	Compliance with Laws

(a)	Seller shall substantially comply with the applicable requirements of all Federal, state and local laws, rules and regulations regarding its production and delivery of the Product. Buyer shall substantially comply with the applicable requirements of all Federal, state and local laws, rules and regulations regarding its use of the Product.

18.	Confidential Information

(a)	Seller shall keep confidential any technical, process, or economic information derived from drawings, specification and other data furnished by Buyer in connection with this Agreement (including, without limitation, in connection with the negotiation and preparation hereof) and shall not divulge, export, or use, directly or indirectly, such Buyer’s Confidential Information for the benefit of any other party without obtaining Buyer’s prior written consent, which consent may be unreasonably withheld or delayed. Buyer’s Confidential Information shall only include information which is designated, in writing, by Buyer as Confidential Information at the time of its delivery by Buyer to Seller and shall not include any information that: (i) is in the public domain or generally available to the public; (ii) is independently developed or created by Seller; (iii) is obtained by Seller from a third party which/who has the right to disclose any Buyer’s Confidential Information; or (iv) pursuant to a Court order or other action or ruling by a governmental agency.

(b)	Seller shall only be required to use such measures to maintain the confidentiality of Buyer’s Confidential Information delivered to Seller by Buyer as those measures taken by Seller to protect its own confidential information of a similar kind and nature. Except as required for the efficient performance of this Agreement, Seller shall not use such Buyer’s Confidential Information or make copies, or permit copies to be made, of such drawings, specifications, or other data without the prior written consent of Buyer. If any reproduction is made with prior consent, notice shall be provided thereof.

(c)	Upon expiration or termination of this Agreement, Seller shall promptly return to Buyer all materials incorporating any such information and any copies thereof, except for one record copy.

(d)	Buyer agrees to all of this Section 18 pari passu with respect to its relationship with the Seller’s confidential information.

19.	Controlling Law

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the conflict of laws principles thereof. If any part of this Agreement is held invalid under the laws of any state in which this Agreement is in effect, such part shall be waived and the balance of the Agreement shall continue in full force and effect.

20.	Notices

(a)	Any notice or request given under this Agreement shall,
if given to Seller, be addressed to:

Matheson Tri-Gas, Inc. 150 AlIen Road— Suite 302 Basking Ridge, NJ 07920 Attn: General Counsel

and, if given to Buyer, it shall be addressed to:

KIOR, Inc. 13001 Bay Park Road Pasadena, Texas 77507 Attn: General Counsel

(b)	All notices shall be sent by registered or certified mail. Either party may give written notice of its change of address, in which event notices shall thereafter be given to it at such changed address.

(c)	Except as otherwise provided herein, the date of mailing shall be deemed to be the date on which notice is given and the postal receipt shall be conclusive evidence between the parties as to the fact and time of delivery.

21.	General Provisions

(a)	This Agreement constitutes the entire agreement between the parties hereto, supersedes all previous agreements and understandings, whether oral or written, relating to the subject matter hereof, and shall not be changed or modified orally.

(b)	The headings contained herein are included for convenience of reference only, are not intended to be full or accurate descriptions of the content thereof, are not to be utilized in construing the meaning of any provision herein and shall not be considered to be part of this Agreement.

(c)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement.

(d)	This Agreement shall not be binding until accepted by a duly authorized representative from each party.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers effective as of the Effective Date.

Matheson Tri-Gas, Inc.		KIOR, Inc.

By:	/s/ T. Scott Kallman Signature	By:	/s/ Fred Cannon Signature
	T. Scott Kailman		Fred Cannon
Title:	President and Chief Operating Officer	Title:	President

Date: 1/4/11		Date: 12/22/10

APPENDIX A
Seller’s Facility
1.	Seller’s Plant Site shall be made available to the Seller by the Buyer no later than: April 1, 2011.

2.	Seller shall proceed to construct, install and commission the Seller’s Facility by: October 7, 2011 (“Commission Date”).

3.	Seller’s Facility will be a steam methane reformer hydrogen gas plant with a production capacity of not less than. four (4) million standard cubic feet per day.

APPENDIX B
Point of Connection
1.	The Buyer shall provide connections for the natural gas feedstock and other utilities at a point designated by the Seller on the Seller’s Plant Site.

2.	The Seller shall provide a flange for connection of the Seller’s Facility to the Buyer’s pipeline at a paint designated by the seller on the Seller’s Plant Site.

APPENDIX C
Scope of Supply
1.	Specifications for the Hydrogen product/Seller’s Facility are as follows:

Instantaneous Flow Rate	≤ 166,667 scfh
Pressure	≥ 200 psig
Hydrogen Purity	≥ 99.99%
Carbon Oxides	≤ 50 ppmv
Natural Gas Feedstock	≤ 85,674 scfh
2.	The following items will be supplied by the respective party during the installation phase of the project and/or the term of this Agreement:

SCOPE ITEM	MATHESON	KIOR	REMARKS
Equipment Supply	X		generator and all associated equipment
Feedstock supply		X	natural gas
Electrical power
Plot plan	X
Foundation Designs	X
Piping Designs	X
Civil work		X
Foundations		X
Electrical Grounding			For grounding MATHESON’s equipment
Instrument air		X
Site Access		X	Adequate space to deliver all components in a horizontal configuration on flat-bed trailers, including adequate access for cranes and the erecting process, delivery & service trucks and a construction lay down area.
Firewater		X	Access per local regulations.
Cooling water supply and blow down drain		X
Make up boiler water		X
Security fencing		X	Including gate access for Seller’s Facility
Area lighting		X	Adequate according to area codes for nighttime maintenance and operation
Electrical feeder		X	Power source to terminals on Seller’s Facility
Four direct access analog telephone lines and service		X	Enables communications with Human Machine Interface for remote monitoring and alarms
Permits and fees		X	for structures, construction, environmental, operations or other

SCOPE ITEM	MATHESON	KIOR	REMARKS
Taxes		X
Construction utilities		X	Power & water
Construction lay down		X	Within 100’ of the site
Sanitary facilities		X	Provide for Matheson operators, installation crew and subcontractors as necessary
Freight, delivery, off loading	X
Erection of equipment	X		including final leveling, anchoring & grouting within the pad boundary
Field piping, wiring and connections	X		within the pad boundary
Piping outside the Seller’s Facility		X	includes connection to KIOR pipelines
Start up and commissioning	X
Operation and 24 hour monitoring	X
Maintenance and repair	X
Spares	X		Spares package will include: reformer, induced draft fan, forced draft fan, regulators, instrumentation (mechanical, electrical, electronic, pneumatic, control valve), switches (pressure, level, temperature), thermocouples, valves (burner solenoid, control) boiler feed water pump, et al.
3.	Quantities of utilities to be provided by the Buyer:

	Quantity	Units
Boiler Make Up Water	≥ 5,541	pounds per hour
Instrument Air	≥ 1,560	scfh
Cooling Water	≥ 1,245	gallons per minute
Cooling Water	≤ 85	°F
Purge Nitrogen	as required	scfh
Electrical Power	≥ 140	kW
4.	Specification for natural gas feedstock to be provided by the Buyer:

Pressure	≥ 120 psig
Heating Value	≥ 903 Btu per scf
Temperature	≥ 58°F
Purity:	less than
N2	0.364%
02	.010%, max 0.05%
CO2	0.728%, max 2.0%

CH4	98.514%
C2H6	0.253%
C3H8	0.061%
C4H10	0.040%
C5H12	0.030%
Total Sulphur	Max 5 grains/100 scf
Hydrogen sulfide	Max. 0.25 grains/100 scf
Mercaptan sulfur	Max 1 grain/100 scf
Water	Max 7 lbs/MMscf
Total non-hydrocarbons	Max 4%
Hydrocarbon dew point	point Max +40°F at 162-200 psig
5.	Typical flue gas to atmosphere composition:

Plant Capacity		166,667 SCFH	166,667 SCFH
Compound	Symbol	1bmol/hr	1b/h
Nitrogen	N2	960.00	26,880.05
Oxygen	02	23.33	746.67
Argon	Ar	12.04	481.06
Carbon Dioxide	CO2	254.00	11,176.02
Water	H2O	309.33	5,568.01
Sulfur Dioxide	SO2 (ppmv)
	SO2	0.00007	0.00422
N2, Oxides, max	NO2(ppmv)	50	50
	NO2	0.0220	1.0101
Carbon Monoxide	CO (ppmv)	34.00	34.00
	CO	0.0149	0.4181
6.	Boiler water specification to be provided by the Buyer:

Dissolved Oxygen	0.05 ppm w/w	(max)
lron	0.2 ppm w/w	(max)
Dissolved Solids	38 ppm w/w	(max)
pH	8.5 @ 25°C	(max)
Silica	2 ppm w/w	(max)
Chlorides	4 ppm w/w	(max)
Conductivity	43 ohm/cm	(max)
Pressure	50 psig	(min)
Temperature	82°F	(min)

APPENDIX D
Commercial Terms
1.	Price Schedule

Buyer shall pay seller a Monthly Facility Charge of $172,758 except as otherwise provided for in this Agreement.

2.	Hydrogen Gas Delivery Rate

The Seller shall make Product available to the Buyer for withdrawal from the Seller’s Facility at rates up to 166,667 scfh (4 MMSCFD).

3.	Relocation of the Buyer’s Product consuming operations

In the event of a change in location of substantially all of the Product consuming operations from the Buyer’s Facility to a new site after Contract Year 5, Seller shall have the right to relocate the Seller’s Facility to the new site, at its sole expense. The Initial Term of this Agreement shall begin anew from the first date of commercial operation of the Seller’s Facility at the new site.

4.	Termination and buyout charges

(a)	Buyer shall have the right to terminate this Agreement at any time after Contract Year 5 if the Buyer ceases operations. The Buyer shall provide not less than twelve (12) months prior written notice of such termination and pay Seller the Termination Charge set forth in the Table below, as a termination charge.

(b)	Buyer shall have the right at any time to terminate this Agreement and purchase Seller’s Facility by paying Seller the applicable charge set forth in the Table below, as a purchase charge, on account of: (1) any material default by Seller which Seller fails to cure per Section 15(a), or (2) any event which would trigger payment by Seller of Production Performance Liquidated Damages of $400,000 set out in Paragraph 6 of Appendix D.

(c)	Subject to sixty (60) days prior written notice, Buyer shall have the right at any time to terminate this Agreement and purchase Seller’s Facility by paying Seller the applicable charge set forth in the Table below plus $4,000,000, as a purchase charge.

(d)	In the event that the Buyer exercises its right to terminate or buy out the Agreement, Buyer shall pay any amounts then unpaid and any additional amounts due to the Seller under the Agreement in conjunction with the termination or purchase charge.

Contract Year 1	$8,790,000	Contract Year 6	$6,073,000	Contract Year 11	$3,309,000
Contract Year 2	$8,284,000	Contract Year 7	$5,520,000	Contract Year 12	$2,757,000
Contract Year 3	$7,731,000	Contract Year 8	$4,967,000	Contract Year 13	$2,204,000
Contract Year 4	$7,179,004	Contract Year 9	$4,415,000	Contract Year 14	$1,697,000
Contract Year 5	$6,626,000	Contract Year 10	$3,862,000	Contract Year 15	$1,099,000
5.	Liquidated damages for Product not available by the Commission Date

In the event that sufficient Product is not available to the Buyer from the Seller’s Facility by the Commission Date, for reasons other than Force Majeure or acts or omissions attributable to the Buyer, and the Buyer suffers loss thereby, then seller shall provide Buyer a credit amounting to

$15,000 per day of delay past October 24, 2011, such credit to be divided and applied equally over the first twelve (12) Monthly Facility Charge payments to be make by Buyer (“Product Delay Liquidated Damages”). Such Product Delay Liquidated Damages shall be capped at $400,000. Payment by the Seller of these Product Delay Liquidated Damages (through crediting Buyer’s Monthly Facility Charge payments) shall constitute full and final settlement of all Buyer’s claims for deficiencies in delivery performance.

6.	Liquidated damages for deficiencies in performance

Subject to Sections 1(p), 1(r) and/or 14 of the Agreement, in the event that the Seller’s Facility does not produce Product in the quantities stated in Appendix D, Section 2 above and Appendix C, and Seller is unable to remedy within seven (7) days of the beginning of such failure, then Buyer shall be entitled to liquidated damages (“Production Performance Liquidated Damages”) provided Buyer proves that it required more than the actual quantity of Product produced by Seller’s Facility during the period of deficiency. Such Production Performance Liquidated Damages shall be calculated according to the following method: the Monthly Facility Charge shall be reduced by 1% for each full 1% of the production deficiency which Buyer can prove it required above the actual quantity of Product produced by Seller’s Facility during the period of deficiency. The Production Performance Liquidated Damages shall only be applicable for deficiencies in production performance following the date the Seller’s Facility is in full production.

The total Production Performance Liquidated Damage payable for deficiencies due to production performance shall not exceed $400,000 per the life of the Agreement. Payment by Seller of these liquidated damages shall constitute full and final settlement of all Buyer’s claims for deficiencies in production performance.

7.	Cap on cumulative total of liquidated damages

Seller’s cumulative total payments for Production Performance Liquidated Damages and Product Delay Liquidated Damages shall not exceed $400,000 per the life of the Agreement. Payment by Seller of these liquidated damages shall constitute full and final settlement of all Buyer’s claims for deficiencies in production performance.